AllianceBernstein International Growth Fund, Inc.

Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on March 24, 2010, the Audit Committee approved the dismissal of  KPMG LLP (KPMG) as independent accountants to audit the Registrant's financial statements for the fiscal year ending June 30, 2010. KPMG's reports on the Registrant's financial statements as of and for the fiscal years ended June 30, 2009 and 2008 did not include any adverse opinion or  disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and the  subsequent period through March 24, 2010, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph (v) of Item 304(a)(1) of Regulation S-K.  On May 5, 2010, Ernst & Young LLP (“E&Y”) was selected as the Registrant’s independent registered public accounting firm for the 2010 fiscal year.  A majority of the Registrant’s Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y. The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments.  A copy of such letter, dated August 24, 2010, is filed as Exhibit A to this Item 77K.

Exhibit A to Exhibit 77K

August 24, 2010
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for AllianceBernstein International Growth Fund, Inc. (the Registrant) and, under the date of August 26, 2009, we reported on the financial statements of the Registrant as of and for the year ended June 30, 2009.  On April 14, 2010, we were dismissed.  We have read the Registrant’s statements included under Item 77K of Form N-SAR dated August 24, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrant’s statements that the Audit Committee approved the dismissal of KPMG LLP as independent accountants on March 24, 2010, and that on May 5, 2010, Ernst & Young LLP (“E&Y”) was selected as the Registrant’s independent registered public accounting firm for the 2010 fiscal year and that a majority of the Registrant’s Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y.

Very truly yours, /s/ KPMG LLP